UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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C.H. Robinson Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 9, 2013

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s Annual Shareholders’ Meeting will be held on Thursday, May 9, 2013, at 1:00 p.m., Central Daylight Time. The meeting will be conducted at our office located at 14800 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect four directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2013; and

5.	To conduct any other business that properly comes before the meeting.

Our Board of Directors has selected March 11, 2013, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

We use the internet to distribute proxy materials to our shareholders. We believe it is an efficient and cost-effective way to provide the material, and it reduces the environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By March 28, 2013, we will have completed mailing to our shareholders the Notice of Internet Availability of Proxy Materials. The notice has instructions on how to access our 2013 Proxy Statement and Annual Report and vote online. Shareholders who have requested hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by using the internet or by telephone. If you receive a paper copy of the proxy card by mail, please sign and return the enclosed proxy card.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

March 28, 2013

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2013 ANNUAL MEETING OF SHAREHOLDERS

May 9, 2013

This Proxy Statement is soliciting your proxy for use at the 2013 C.H. Robinson Annual Meeting of Shareholders. A proxy enables your shares of Common Stock to be represented and voted at the Annual Meeting. Our Annual Meeting will be held at 1:00 p.m. Central Daylight Time on Thursday, May 9, 2013, at our office located at 14800 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting. If you need special assistance at the Annual Meeting because of a disability, you may contact Ben G. Campbell, our Vice President, General Counsel, and Secretary, by telephone at (952) 937-7829, by e-mail at ben.campbell@chrobinson.com, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect four directors to serve for a term of one year;

2.	To approve, on an advisory basis, the compensation of named executive officers;

3.	To approve the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan;

4.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2013; and

5.	To conduct any other business that properly comes before the meeting.

We provide our shareholders with the opportunity to access the 2013 Annual Meeting proxy materials over the internet. A Notice of Internet Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how to access and review our proxy materials on the internet and how to vote your shares. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge, if that is your preference. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference until after our Annual Meeting.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders on March 28, 2013.

General Information

Who is entitled to vote?

Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 11, 2013, are entitled to vote at our Annual Meeting. March 11, 2013 is referred to as the record date. As of the record date, 159,224,227 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone or by internet. In order to achieve a quorum and conduct business at the Annual Meeting, a majority of our issued and outstanding Common Stock as of March 11, 2013 must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting until a quorum is represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Common Stock will be voted as you have instructed:

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By Internet: You can vote your shares using the internet, at www.proxyvote.com. You may access this website 24 hours a day, and voting is available through 11:59 pm Eastern Daylight Time on Wednesday, May 8, 2013. You will need the 12-digit control number that was included in the notice of proxy materials that was mailed to you. The internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.

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By Telephone: You can vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your notice of proxy materials. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card, or voting instruction form will have a toll-free telephone number that you may use to vote your shares. Telephone voting is available through 11:59 pm Eastern Daylight Time on Wednesday, May 8, 2013. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with internet voting, you will be able to confirm that the system has properly recorded your votes.

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By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 pm Eastern Daylight Time on Wednesday, May 8, 2013, for all shares entitled to vote. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the internet. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

What happens if I return my proxy without voting instructions?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the director nominees named in this Proxy Statement;

•	FOR approval of the compensation of named executive officers;

•	FOR approval of the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan;

•

FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Generally, a shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not considered present for the purpose of determining whether a nominee is elected or a proposal has been approved. Brokers cannot vote on their customers’ behalf on “non-routine” proposals without receiving voting instructions from a customer.

What is the effect of an abstention or broker non-vote on each proposal?

With regard to the election of directors, approval of the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan and ratification of Deloitte & Touche:

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If you abstain from voting on a nominee or a proposal, your shares will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote on these proposals and, accordingly, will have the effect of a vote against the nominee or proposal.

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If you do not vote (including a broker non-vote) on a nominee or a proposal, your shares will not be deemed present for the purposes of determining whether a nominee is elected or a proposal is approved.

With regard to the advisory proposal on the compensation of our named executive officers:

•	If you abstain or do not vote (including a broker non-vote) on this proposal, your vote or failure to vote will not have any impact on the outcome of this proposal.

What is the required vote on each matter?

Pursuant to our Bylaws, each of the proposals in this Proxy Statement (other than the advisory vote on the compensation of our named executive officers) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meetings and entitled to vote, provided that a quorum is present at the meeting. Regarding the advisory vote on the compensation of our named executive officers, we will consider shareholders to have approved this proposal if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

Shareholder Proposals and Other Matters

As of the date of this Proxy Statement, neither the company nor the Board of Directors knows of any other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The C.H. Robinson Board of Directors is currently divided into three classes. However, at the company’s 2012 Annual Meeting, shareholders voted to amend and restate the company’s Certificate of Incorporation to eliminate the classification of the Board of Directors. As a result of that amendment, beginning with our Annual Meeting this year, directors nominated for election to the company’s Board of Directors are now elected to serve one-year terms. As stated below, the elimination of the classification of the Board of Directors did not affect the term of the directors elected in 2011 and 2012. Upon completion of the Annual Meeting, the Board of Directors has set the number of directors constituting the Board of Directors at 10.

ReBecca Koenig Roloff, Mary J. Steele Guilfoile, Scott P. Anderson, Jodee A. Kozlak and Michael W. Wickham are directors in the class whose term expires at the 2013 Annual Meeting. Mr. Wickham previously confirmed that he would not be standing for re-election. On the recommendation of our Governance Committee, the Board of Directors has nominated Ms. Roloff, Ms. Guilfoile, Mr. Anderson and Ms. Kozlak for election to the Board of Directors at the Annual Meeting for terms of one year. Each has indicated a willingness to serve.

The elimination of the classification of the Board of Directors did not affect the term of the directors elected in 2011 and 2012 and the directors elected in those elections will continue in office for their existing terms. Robert Ezrilov, Wayne M. Fortun, and Brian P. Short serve in the class whose term expires in 2014. If elected, Ms. Roloff, Ms. Guilfoile, Mr. Anderson and Ms. Kozlak will serve terms that expire in 2014, as well. David W. MacLennan, James B. Stake, and John P. Wiehoff serve in the class whose term expires in 2015.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Ms. Roloff, Ms. Guilfoile, Mr. Anderson and Ms. Kozlak, unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the continuing directors, except for John P. Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Global Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered the following transactions, all of which were entered into in the ordinary course of business:

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For Ms. Kozlak, goods and services provided in the ordinary course of business by the company to Target Corporation, where Ms. Kozlak is employed, and which were immaterial to either company’s revenue or operations in the last three fiscal years.

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For Mr. MacLennan, services provided in the ordinary course of business by the company to Cargill Incorporated, where Mr. MacLennan is employed, and which were immaterial to either company’s revenue or operations in the last three fiscal years.

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For Mr. Short, two relationships of Mr. Short, both of which were entered into in the ordinary course of business. Together with a number of his family members, Mr. Short holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”). In 2012, AMMF provided services to C.H. Robinson as a contracted motor carrier, and utilized the services of T-Chek Services, Inc. (“T-Chek”), a formerly wholly-owned subsidiary of the company. In addition, we receive legal services from Dorsey & Whitney LLP, of which Marianne D. Short, the sister of Mr. Short, was the managing partner during 2012. The Board considered these relationships and their significance in determining that Mr. Short is independent. Information concerning the incumbent directors is below.

Director Biographies and Qualifications

ReBecca Koenig Roloff (Nominee with term expiring in 2014)

ReBecca Koenig Roloff, 58 years old, has been a director of the company since 2004. She has been the chief executive officer of the Minneapolis YWCA since May 2005. Prior to that, she was a senior vice president at American Express Financial Advisors, where she had been since 1988, serving as an executive in several field management and operations roles. Prior to joining American Express Financial Advisors, Ms. Roloff worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as vice president and business manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Ms. Roloff holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from St. Catherine University in St. Paul, Minnesota. She has chaired several community Boards of Trustees including The Blake School in Hopkins, Minnesota, St. Catherine University, and The Children’s Theatre Company. She currently serves on the Board of Directors for Allina Health and is recent past-president of the Minnesota Women’s Economic Roundtable, and current president of the International Women’s Forum, Minnesota.

Ms. Roloff’s leadership positions at The Pillsbury Company, American Express Financial Advisors, and the Minneapolis YWCA provide her with extensive management and strategic planning skills. In addition, her work at The Pillsbury Company has provided her with insight into the produce sourcing business in which we engage.

Mary J. Steele Guilfoile (Nominee with term expiring in 2014)

Mary J. Steele Guilfoile, 59 years old, joined C.H. Robinson as a director in 2012. Ms. Guilfoile is chairman of MG Advisors, Inc., a privately owned financial services merger and acquisition advisory and consulting services firm. Prior to joining MG Advisors in 2002, Ms. Guilfoile spent twelve years with JP Morgan Chase and its predecessor companies, Chase Manhattan Corporation and Chemical Banking Corporation, as executive vice president, corporate treasurer, and chief administrative officer for its investment bank, and in various merger integration, executive management and strategic planning positions. Ms. Guilfoile currently serves on the boards of The Interpublic Group of Companies (NYSE: IPG), where she is chairman of the Audit Committee, and Valley National Bancorp (NYSE: VLY). Ms. Guilfoile earned her Master of Business Administration from Columbia University Graduate School of Business, and her bachelor’s degree from Boston College.

Ms. Guilfoile has significant experience and expertise in the areas of corporate mergers and acquisitions, business integration, and financing through her association with the investment banks of several large financial institutions. She also has public board experience through her membership on the boards of Interpublic and Valley National. Ms. Guilfoile meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Scott P. Anderson (Nominee with term expiring in 2014)	Scott P. Anderson, 46 years old, has been a director of the company since 2012. He is president, chief executive officer, and director of Patterson Companies, Inc. (“Patterson”) (NASDAQ: PDCO). Mr. Anderson was elected president and chief executive officer of Patterson in April 2010. Mr. Anderson has worked with Patterson since 1993. Prior to June 2006 when he became president of Patterson Dental Supply, Inc., Mr. Anderson held senior management positions in the dental unit, including vice president, sales, and vice president, marketing. Mr. Anderson started his career as a territory sales representative in the dental business before becoming national equipment manager, manager of the San Francisco branch and manager of the Minnesota branch, two of Patterson’s largest dental branch offices. Mr. Anderson became one of Patterson’s directors in June 2010. Mr. Anderson is also currently the chairman of the Dental Trade Alliance. Mr. Anderson earned his MBA from Northwestern University, Kellogg School of Management and his bachelor’s degree from Gustavus Adolphus College.

Mr. Anderson has significant public company senior management and executive experience through his service in several senior leadership positions at Patterson. He also has prior public company board experience, having served as a member of Patterson’s Board of Directors since 2010. Mr. Anderson also brings substantial sales and marketing expertise to the company, having served as Patterson’s vice president, sales and vice president, marketing.

Jodee A. Kozlak (Nominee with term expiring in 2014)

Jodee A. Kozlak, 50 years old, has been a director of the company since 2013. Ms. Kozlak is an executive vice president at Target Corporation (NYSE: TGT), a member of its Executive Committee, and a trustee of the Target Foundation. She joined Target in 2001 and has held various director and executive positions within Target’s Human Resources Department. Prior to joining Target, Ms. Kozlak was a partner at the law firm Greene Espel, PLLP, a senior associate at the firm Oppenheimer Wolff & Donnelly, and a senior auditor at Arthur Anderson & Co. Ms. Kozlak is the current past president of the Guthrie Theater, holds a position on the Board of Overseers of the University of Minnesota Carlson School of Business, and is on the Board of Directors of OneVillage Partners. Ms. Kozlak received a Bachelor of Arts degree in accounting from the College of St. Thomas and a Juris Doctorate from the University of Minnesota.

Through her service as Target’s executive vice president of human resources, Ms. Kozlak has developed significant knowledge and expertise in the area of human capital development. Ms. Kozlak’s experience with Target has also given her a deep understanding of executive compensation within a public company.

Robert Ezrilov (Director with term expiring in 2014)

Robert Ezrilov, 68 years old, has been a director of the company since 1995. Currently, Mr. Ezrilov is an employee of Cogel Management Company (an investment management company). From July 1997 to April 2001, he was president of Metacom, Inc. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a Bachelor of Science in Business degree at the University of Minnesota. He serves as an advisory board member to Holiday Companies.

With 18 years of service on the company’s board, Mr. Ezrilov is our longest serving director and has developed a deep knowledge of our business. He also has significant management experience as a former chief executive officer and, by training through his years of service with Arthur Andersen, LLP, he has extensive accounting experience and insight. Mr. Ezrilov meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. Mr. Ezrilov also has experience from previous service as a director of other public companies.

Wayne M. Fortun (Director with term expiring in 2014)

Wayne M. Fortun, 64 years old, has been a director of C.H. Robinson since 2001. He is chairman of the board of Hutchinson Technology Inc. (NASDAQ: HTCH), a global technology manufacturer. Mr. Fortun joined Hutchinson Technology Inc. in 1975 and until 1983 he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer and was appointed to the Board of Directors. In October 2012, he was appointed chairman of the board and retired as CEO. Mr. Fortun also serves on the Board of Directors of G&K Services, Inc. (NYSE: GKSR).

Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the boards of Hutchinson and G&K.

Brian P. Short (Director with term expiring in 2014)

Brian P. Short, 63 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, White Rock Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, and William Mitchell College of Law. He also serves on the Advisory Council to the Law School of the University of Notre Dame and the Board of Governors of the Law School of the University of St. Thomas. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides extremely helpful insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

David W. MacLennan (Director with term expiring in 2015)	David W. MacLennan, 53 years old, joined C.H. Robinson as a director in 2010. Mr. MacLennan is president, chief operating officer, interim chief financial officer, and a member of the Board of Directors of Cargill Incorporated, a privately held company and world leading producer and marketer of food, agricultural, financial, and industrial products and services. He joined Cargill in 1991, and has held various management positions within Cargill, both in the US and abroad, including within the financial and risk management, energy and animal protein businesses. Prior to joining Cargill, Mr. MacLennan worked in the financial services sector in Chicago and for

U.S. Bancorp Piper Jaffray in Minneapolis. In addition to the C.H. Robinson and Cargill boards, Mr. MacLennan also serves on the board of Greater MSP. He holds a Bachelor Degree in English from Amherst College and an M.B.A. in Finance from the University of Chicago.

Through his service as Cargill’s president and chief operating officer, Mr. MacLennan has developed significant leadership and strategic planning skills, as well as a demonstrated ability to understand and apply complex accounting principles. Mr. MacLennan’s experience as a member of Cargill’s Board of Directors provides him with valuable perspective on the role of a large company board of directors. Mr. MacLennan’s foreign leadership positions with Cargill enable him to analyze and evaluate C.H. Robinson’s international operations.

James B. Stake (Nominee with term expiring in 2015)

James B. Stake, 60 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Company in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Mr. Stake serves as a board member and chairs the compensation committee for Otter Tail Corporation (NASDAQ: OTTR), as a board member and chair of the Next Avenue advisory committee for Twin Cities Public Television; as chairman of the board for Ativa Medical Corp. and has taught as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Throughout his career at 3M, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective to the company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff (Nominee with term expiring in 2015)

John P. Wiehoff, 51 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc., (NYSE: DCI). He holds a Bachelor of Science degree from St. John’s University.

Mr. Wiehoff has more than 20 years with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of ReBecca Koenig Roloff, Mary J. Steele Guilfoile, Scott P. Anderson and Jodee A. Kozlak as directors of C.H. Robinson Worldwide, Inc.

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors (“the Board,” “Board”) has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting, and all other directors are encouraged to attend. All directors then serving on the Board of Directors attended last year’s Annual Meeting.

During 2012, the Board of Directors held six meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Robert Ezrilov	Chair	x	x
Wayne Fortun		Chair
David MacLennan			Chair
ReBecca Roloff	x	x
Brian Short	x		x
James Stake	x	x
Michael Wickham			x
Scott Anderson		x	x
Mary Steele Guilfoile	x		x
Jodee Kozlak		x

Mary J. Steele Guilfoile was appointed to the Board of Directors on September 24, 2012 and her appointments to the Audit and Governance Committees were effective December 6, 2012 and September 24, 2012, respectively. Ms. Guilfoile was identified as a director candidate by a national director search firm retained by the Governance Committee, and her appointment was recommended to the Board of Directors by the Governance Committee. Jodee A. Kozlak was appointed to the Board of Directors and to the Compensation Committee on February 7, 2013. Ms. Kozlak was identified as a director candidate by current members of the Board of Directors, and her appointment was recommended to the Board of Directors by the Governance Committee.

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed Chairman of the Board in 2007.

As stated in our Corporate Governance Guidelines, the Board believes it is beneficial to have flexibility in allocating the responsibilities of the offices of Chairman and of Chief Executive Officer in the manner the Board determines to be in the best interests of the company. When the Board appointed Mr. Wiehoff as Chairman, the

Board considered numerous factors, including the benefits to the decision-making process with a leader who fills both offices, the significant operating experience and qualifications of Mr. Wiehoff, the importance of in-depth C.H. Robinson knowledge to being able to optimize board leadership, the size and complexity of our business, and the significant business experience and tenure of our other directors.

The Board does not have a “lead director.” However, under our Corporate Governance Guidelines, the Chair of the Governance Committee is expected to preside at the executive sessions of the independent directors, coordinate and develop the agenda for those executive sessions, act as a liaison between the independent directors and management, and handle responses to shareholder inquiries that are directed to the independent directors. Mr. MacLennan is the current Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the Chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee sets the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

We believe that our leadership structure supports the Board’s risk oversight function. Strong independent directors with significant tenure on the Board chair the Committees most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the chief risk officer of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, management and the internal audit group conduct an annual enterprise risk assessment of the company which includes interviews of various key personnel within the company and members of the Audit Committee. The results of the annual risk assessment are presented to the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board regarding the company’s risk management practices. In addition, the Compensation Committee periodically reviews the company’s compensation programs to ensure that they do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed by the Board or the Committees.

The Audit Committee

All of our Audit Committee members are “independent” under applicable NASDAQ listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Messrs. Ezrilov, Short, Stake and Ms. Guilfoile, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review and discharge our independent auditors, and has established procedures for the receipt, retention, and response to complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination and any accompanying management letters;

(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Rule 3526 of the Public Accounting Oversight Board;

(3)	Reviewing and approving in advance the services provided by the independent auditors;

(4)	Overseeing the internal audit function;

(5)	Reviewing the company’s significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures; and

(6)	Reviewing the risk management status of the company.

The Audit Committee held four meetings during 2012. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2013 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 38 of this Proxy Statement.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable NASDAQ listing standards, and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining the compensation and benefits for the chief executive officer, chief financial officer, and other named executive officers of the company;

(3)	Reviewing and approving the company’s compensation policies and practices; and

(4)	Ensuring appropriate design and administration of the company’s incentive compensation, benefit, and stock plans.

The Compensation Committee held four meetings during 2012. See “2012 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 34 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. Among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(2)	Identifying and recommending candidates for service on the Board of Directors;

(3)	Revising and recommending to the Board as to the company’s Corporate Governance Guidelines;

(4)	Leading the Board of Directors in its annual review of the performance of the Board and the Board Committees;

(5)	Recommending directors for Board Committees;

(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements; and

(7)	Periodically reviewing with the company’s general counsel, developments that may have a material impact on the company’s corporate governance programs, including related compliance policies.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held three meetings during 2012.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc. Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company. The Board of Directors believes that the directors should possess the highest personal and professional ethics and integrity, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who would like to directly nominate a director candidate must give written notice to the company’s Corporate Secretary, either by personal delivery or by United States mail at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days before the anniversary date of the previous year’s Annual Meeting, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. For each proposed nominee, the shareholder’s notice must comply with and include all information that is required to be disclosed under our Bylaws, any applicable Securities and Exchange Commission rules and regulations, and any applicable laws. The written notice must also include a written consent of the proposed nominee, agreeing to stand for election if nominated by the Governance Committee and to serve as a director if elected by the Board of Directors. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;

(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	A representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific need of the Board of Directors and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2013 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2014 Annual Meeting should do so as early as possible, to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2012, each independent director of C.H. Robinson was paid an annual retainer of $80,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $20,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $10,000. Other members of the Audit Committee received an additional annual retainer of $10,000, and other members of the Governance and Compensation Committees received additional annual retainers of $5,000. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual board retainer in company stock no later than five years after joining the Board of Directors. In 2012, the Board of Directors granted each director a fully vested restricted stock unit award valued at $50,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash		(1) Stock Awards	Total ($)
Robert Ezrilov	$110,000		$50,000	$160,000
Brian P. Short	95,000	(2)	50,000	145,000
James B. Stake	95,000	(3)	50,000	145,000
ReBecca Koenig Roloff	95,000		50,000	145,000
David W. MacLennan	90,000	(3)	50,000	140,000
Wayne M. Fortun	90,000		50,000	140,000
Scott P. Anderson	90,000	(2)	50,000	140,000
Michael W. Wickham	85,000	(3)	50,000	135,000
Mary J. Steele Guilfoile	23,750	(4)	0	23,750

(1)	The dollar value in this column was awarded as fully vested restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed to the director after their Board membership terminates. The value in this column was divided by the company’s closing stock price on September 30, 2012 to calculate the number of restricted share units granted.
(2)	The director has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of Board membership.
(3)	The director has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after termination of Board membership.
(4)	Ms. Guilfoile joined the Board during the fourth quarter of 2012.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, ReBecca Koenig Roloff, James B. Stake, Scott P. Anderson and Jodee A. Kozlak. The Compensation Committee members have no interlocking relationships requiring disclosure and are deemed independent under the rules of the Securities and Exchange Commission.

2012 COMPENSATION DISCUSSION AND ANALYSIS

I. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our office network, our sales and operations employees and managers are paid in large part based on the profitability of their office. Approximately 3,900 employees, or 35 percent of our total employees, hold equity they received through our 1997 Omnibus Stock Plan, which was amended and restated in 2006 (the “Omnibus Stock Plan”) and which promotes long-term ownership and aligns them with our company-wide performance goals.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

(2)	Provide incentive compensation aligned with company earnings at various levels;

(3)	Emphasize team and company performance;

(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executives are based on factors including individual performance, level of responsibility, unique skills of the executive, and demands of the position. In addition, the Compensation Committee also considers the results of the shareholders’ advisory vote on the compensation of named executive officers. At our 2012 Annual Meeting, our say-on-pay proposal received “for” votes that represented 98 percent of the shares voted. The Compensation Committee considered the results of the 2012 say-on-pay vote when evaluating our compensation practices and policies in 2012 and when setting the compensation of our named executive officers for 2013. The Compensation Committee believes that the significant support for the 2012 say-on-pay vote demonstrates shareholders’ support of our compensation policies.

II. Elements of Executive Compensation

Base Salary

Annual base salary is designed to compensate our executives for sustained performance as part of a total compensation package necessary to attract, retain, and motivate high quality executives. The base salary is intended to provide a minimum level of fixed compensation. While we strive to provide a reasonable base salary and competitive benefits, our compensation philosophy allocates a significant portion of compensation to incentive, performance-based compensation.

Base salaries are reviewed annually but are not adjusted frequently. Annual compensation adjustments are more often made through adjustments to incentive compensation, which is variable based on our profitability. The salary column of the Summary Compensation Table below contains the annual base salary earned for 2012 for each of the executive officers named in this proxy.

Non-Equity Incentive Plan Compensation (“incentive compensation”)

C.H. Robinson incentive compensation is designed to reward our executives for maintaining and growing C.H. Robinson’s earnings. Our annual incentive compensation rewards executives in cash for corporate performance and aligns their interests with those of our shareholders. We reward executives based on our pre-tax earnings. In order to emphasize the importance of company profitability as a measure of executive performance, approximately 67 percent of the total cash compensation earned by our named executives in 2012 was non-equity incentive compensation.

Approximately 63 percent of our employees have annual incentive compensation based on the financial results of their office or business unit. Consistent with that performance-based approach, and given their broader responsibilities, our named executive officers annual incentive compensation is based on overall company pre-tax income before deducting the expense of the executive non-equity incentive plan award compensation (“adjusted pre-tax income”). The Compensation Committee approves an incentive compensation plan agreement for each named executive officer prior to the beginning of the calendar year. Annual incentive compensation is calculated based on each executive’s individual incentive agreement. Each award pays varying percentages of adjusted pre-tax income based upon either various ranges of adjusted pre-tax income of the company, or the group of branches they supervise. Annual incentive compensation begins with the first dollar of profitability and grows as our profits grow. Our annual incentive compensation program distributes annual incentive compensation across various levels of actual profitability and is not based on achievement of pre-established targets.

While the basic philosophy for calculating annual incentive compensation is the same for all executives, each executive has an individual annual incentive plan compensation agreement. Annual individual incentive compensation opportunity is determined based on the executive’s role, responsibilities, and performance. These compensation agreements are reviewed annually. Total compensation is periodically compared to various executive compensation surveys.

The executive annual incentive compensation agreements allow executives to receive a portion of their incentive compensation in semi-monthly payments. The maximum annual amount an executive could elect to receive in semi-monthly payments in 2012 was the sum of the executive’s 2011 salary plus the amount of their projected 2011 non-equity incentive payout (based on the executive’s annual incentive compensation award), multiplied by 60 percent minus the executive’s 2012 base salary. Executives were required to make their 2012 semi-monthly payment election before December 31, 2011, and were not allowed to make changes in their elections thereafter. The payments are considered compensation and are not subject to forfeiture, even if the amount is not earned based on the executive’s annual compensation award. The Compensation Committee can suspend the semi-monthly payments to an executive during the year. This approach is consistent with branch employee and manager incentive compensation. The annual incentive compensation amounts for 2012 exceeded the semi-monthly payments for all the named executive officers.

In limited circumstances, portions of these incentives may be guaranteed for some periods due to role transition or other subjective factors. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below contains the 2012 annual incentive compensation earned for each of the executive officers named in this proxy.

Equity

We use equity compensation as our primary tool for aligning our executives with long term shareholder interests, rewarding them for the achievement of overall company performance, and retaining our executives. We believe equity compensation is an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved Omnibus Stock Plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, restricted stock units, and other types of equity based compensation. Officers, other employees, trusts for the benefit of employees, directors, consultants, and eligible independent contractors of C.H. Robinson may receive equity compensation. An equity pool based on estimated grant date value is established as part of the equity determination process with the approval of the Compensation Committee for employees other than the executive officers. The value of individual awards is determined based on the participant’s role, performance, and total compensation.

Restricted Stock

In 2003, we began periodically issuing performance based restricted stock and restricted stock units. We believe these awards are an effective tool for creating long term ownership and aligning our employees’ interests with those of our shareholders. Prior to 2003, we used restricted stock grants occasionally, including a grant in 2000 of 338,984 shares to Mr. Wiehoff that vests in equal annual installments over 15 years.

For most of our restricted stock and unit awards, restricted shares and units are available to vest for up to five calendar years, based on company performance. The vesting percentage for each year is equal to the average of the year–over–year percentage growth in income from operations and diluted net income per share, plus 5 percent. Therefore, if we average our long term growth goal of 15 percent during that five year period, our restricted stock and units will be fully vested by the end of the fifth year. Any shares or units that are unvested at the end of the five years are forfeited back to the company.

Some restricted stock awards were granted in multi-year cycles. During 2009, management recommended to the Compensation Committee to change to annual equity grants for all recipients. This change aligns the frequency and administration of leader awards with key employee awards and improves our flexibility to annually match award size to role and performance. Our named executive officers and other certain management employees received restricted stock awards in 2003, 2005, 2008, 2009 2010, 2011 and 2012, with vesting commencing in 2003, 2006, 2009, 2010, 2011, 2012 and 2013 respectively. Restricted shares granted to active employees of this group are in the Deferred Compensation Plan, a non-qualified deferred compensation plan. Performance based restricted stock vested 24 percent in 2012. This calendar year restricted stock vesting percentage information is set forth in the following table:

Vesting Year	2003 Award	2005 Award	2008 Award	2009 Award	2010 Award	2011 Award	2012 Award
2003	23%	—	—	—	—	—	—
2004	32%	—	—	—	—	—	—
2005	45%	—	—	—	—	—	—
2006	—	35%	—	—	—	—	—
2007	—	27%	—	—	—	—	—
2008	—	17%	—	—	—	—	—
2009	—	7%	7%	—	—	—	—
2010	—	13%	13%	13%	—	—	—
2011	—	—	17%	17%	17%	—	—
2012	—	—	24%	24%	24%	24%	—
Percentage Vested to Date	100%	99%	61%	54%	41%	24%	0%
Years Left Available to Vest	0	0	1	2	3	4	5

The equity awards granted to executives and certain managers in December 2012 included a mix of restricted stock and stock options. The vesting criteria is the same as described previously (the annual vesting percentage is the average of the year–over–year percentage growth in income from operations and diluted net income per share plus five percent) and the restricted shares and stock options are available to vest for up to five calendar years, based on company performance.

The stock award column of the Summary Compensation Table contains the fair value for financial reporting purposes of the restricted stock granted for each of the named executive officers. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

For our executives, delivery of the vested shares for the 2003 award, which are held in the non-qualified Deferred Compensation Plan, begins six months after termination of employment, and the shares are delivered in five equal annual installments. For the 2005 award, shares were delivered on January 31, 2013. For awards made in 2008, 2009, 2010, 2011, and 2012, delivery of the vested shares occurs on the earlier of two years after termination or January 2016, January 2017, January 2018, January 2019, January 2020, and January 2021, respectively. However, the executives were allowed the option to elect different delivery of the vested shares before vesting begins.

Dividends are paid to participants in cash on all restricted shares, vested or unvested, except Mr. Wiehoff’s 2000 restricted stock award, which uses the dividends to purchase additional shares. The dividends paid to participants on restricted shares are considered wages by the Internal Revenue Service until the shares are delivered to the participant. Dividends paid on unvested restricted equity awards for the last three years for the named executive officers are disclosed in the Dividends Paid on Unvested Restricted Shares of Stock footnotes below.

The fair value of each share-based payment award is established on the date of grant. For grants of restricted shares and restricted units, the fair value is established based on the market price on the date of the grant, discounted for post-vesting holding restrictions. The discount on the restricted share and unit grants, calculated using the Black-Scholes option pricing model, are as follows:

Grant Year	Discount Percentage
2003	12%
2005	12%
2008	22%
2009	21%
2010	18%
2011	22%
2012	21%

The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The fair value of restricted stock and units is expensed as they vest.

As noted above, the company awards equity to a significant portion of its workforce. For awards of restricted stock units made in 2012 to certain supervisory and non-management equity recipients worldwide, terms of the awards were modified from previous performance based grants to incorporate time/service-based vesting.

Stock Options

C.H. Robinson awarded stock options from 1997 to 2003. After receiving Board or Compensation Committee approval for the grants, the grant date for those awards was based on the date the company finalized the list of recipients and amounts of awards. Our Omnibus Stock Plan allows the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options that do not qualify for such treatment. In order to encourage option exercises and share ownership, these grants permitted the exercise of options using shares of our common stock to pay the exercise price and withholding taxes, if any. Upon such exercise, we grant the employee a restoration stock option (commonly referred to as a reload option) for the number of shares surrendered. Restoration options are non-qualified options, exercisable at the then-current market price for the remainder of the original option’s term. Additional restoration options are not granted upon the exercise of restoration options. The shareholder-approved 2005 Omnibus Stock Plan amendment eliminated the ability to grant restoration stock options upon the exercise of stock options granted after May 19, 2005 (the effective date of the amendment). Other than restoration options, all employee options granted vested 25 percent annually, beginning on the second anniversary date of the option grant, and are available to be exercised for up to 10 years from the date of grant. Options can only be exercised while the executive officer is an employee or subject to a non-competition agreement.

C.H. Robinson again awarded stock options to executives and certain managers in 2011 and 2012. These awards contain performance based vesting terms and conditions identical to the performance based restricted stock grants made to our executives. The exercise price for the options was based on the closing price on the date such options were approved by the Board. The option awards column of the Summary Compensation Table contains the fair value of these options as well as any restoration options granted during 2010, 2011, and 2012 to each of the named executive officers. The fair value was calculated as of the grant date using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

Equity Plan Acceleration and Post Employment Vesting

We do not have a cash separation pay plan for any employee, including executives. The Compensation Committee has the discretion to accelerate vesting of restricted share and unit awards made during 2003 through 2007 in the case of a change-in-control of the company. Vesting of Mr. Wiehoff’s 2000 restricted share award explicitly cannot change for any reason, including a change in control. These plan characteristics are intended to align participant interests with shareholder interests.

The 2008, 2009, 2010 2011, and 2012 U.S. Management Restricted Stock agreements include provisions to accelerate vesting for change in control, death, or disability for certain management and executive awardees. Restricted share awards and stock options will vest immediately and may be exercised in full in connection with a change in control. This treatment for restricted share awards and stock options awards has been adopted primarily because it is seen to effectively create incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it is expected to provide a powerful retention device during the uncertain times preceding a change in control transaction, and because it provides employees the same opportunity as shareholders to participate in the change in control event. Additionally, the 2008, 2009 and 2010 agreements allow for vesting two years post-employment if the employee adheres to their management employee agreement (see “Employment Agreements” below). For restricted share and option grants in 2011 and 2012, the following post-employment vesting rules, based on age and tenure with the company, have been established:

Sum of Age and Tenure at Termination of Employment	Post-Employment Additional Vesting
Less than 50	2 Years
At least 50 but less than 60	3 Years
At least 60 but less than 70	4 Years
70 and greater	5 Years

Post-employment vesting provides protections to the company, and our relationships with our employees, customers, and suppliers. This is the only separation post-termination compensation agreement for managers or executives.

The company’s 2008, 2009, 2010, 2011 and 2012 restricted stock unit program agreements include the provision for accelerated vesting in the case of death or disability.

Under the terms of Mr. Wiehoff’s time based restricted stock award, acceleration of vesting does not occur upon a change in control of our company. In the case of either death or disability, the award does provide for partial current year vesting (rather than full year vesting) based on the number of whole months in the current vesting year as of the date of death or disability divided by 12.

The following table lists the potential value of accelerated vesting of unvested restricted stock and stock options upon termination of employment in the case of change in control, death or disability of our named executive officers. The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2012, the last day of our reporting year.

Name of Executive	Benefit and Payments Upon Termination	Change in Control, Death or Disability ($)
John P. Wiehoff	Vesting of nonvested stock options	143,969
	Vesting of nonvested restricted shares	7,228,663
Chad M. Lindbloom	Vesting of nonvested stock options	35,999
	Vesting of nonvested restricted shares	2,332,963
Mark A. Walker	Vesting of nonvested stock options	23,999
	Vesting of nonvested restricted shares	2,095,591
Scott A. Satterlee	Vesting of nonvested stock options	38,396
	Vesting of nonvested restricted shares	2,492,897
James P. Lemke	Vesting of nonvested stock options	31,191
	Vesting of nonvested restricted shares	2,226,583

Stock Ownership Requirements

In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our executives. The Compensation Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success, as reflected in the stock price, provides officers a stake similar to that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Compensation Committee has established stock ownership requirements based on all shares of company stock owned by an executive officer, including vested stock options, stock obtained in the company 401(k) Plan, vested and unvested restricted stock and restricted stock units, and stock beneficially owned by the officer, including owned in a trust, by a spouse, or by dependent children for our executive officers. The requirements are:

•	chief executive officer: ten times base salary

•	senior vice presidents: seven and a half times base salary

•	other executive officers: three times base salary

New officers are expected to meet their ownership requirement within five years of being named an executive officer. As of the end of 2012, all the executive officers who have been with the company for at least five years had met their ownership requirements.

Employment Agreements

C.H. Robinson uses employment agreements to protect us from former employees soliciting our employees, customers, and suppliers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Additionally, incentive-eligible sales employees sign an agreement with a more specific non-solicitation clause. Certain employees, including all executives, sign a management employment agreement that includes a more restrictive non-competition and non-solicitation covenant. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any named executive officers, except for the continued vesting provision listed above in the Equity Plan Acceleration and Post Employment Vesting section which applies to certain manager and executive 2008, 2009, 2010, 2011, and 2012 restricted stock awardees. Additionally, our restricted stock and stock option agreements may allow for the acceleration of vesting and delivery upon a change in control. Restricted stock grants prior to 2008 accelerate at the discretion of the Compensation Committee. For grants of shares and options from 2008 to present, outstanding unvested shares and options automatically vest and deliver upon a defined change in control.

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, the company currently matches 100 percent of the first 4 percent of eligible compensation that employees contribute to the plan during the year. In addition, the company has historically made a profit sharing contribution to the 401(k) plan for eligible employees, including those who do not contribute to the 401(k) plan. For 2012, the company contributed an additional 2 percent of every eligible employee’s cash compensation into his or her account in the plan, for a total of 6 percent for those employees also contributing at least 4 percent of their cash compensation to the plan. Employees control their investment decisions for money in their 401(k) account. Investment in company stock is one of the investment options. There are no requirements to hold any amount of company stock in the 401(k) plan, nor are there any restrictions on changing an investment election from company stock to another investment choice. Employees may not transfer balances from other investments into company stock.

Employees of our U.S. companies who regularly work more than 20 hours per week become eligible for the 401(k) match on the first day of the month following 30 days of employment. Most employees of our U.S. companies become eligible for the profit sharing contribution on the first January 1 or July 1 after one year of continuous service. Eligible employees who are employed at the end of each year are awarded a percentage of their eligible cash compensation. Management determines the contribution percentage based on the company’s financial performance. This award is placed into the 401(k) plan as a profit sharing contribution. The “Registrant Contributions to Defined Contributions” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. At the end of each quarter, dollars contributed to the plan by employees are used to purchase shares of C.H. Robinson stock from the company. The employees pay 85 percent of the closing price for our company’s stock on the last day of the quarter. The shares are placed into a brokerage account shortly after the end of each quarter and are available for sale by the employees as soon as the shares are in the account. Eligible employees can set aside up to 10 percent of their compensation but no more than $10,000 during any calendar year for ESPP purchases. Employees who regularly work more than 20 hours per week become eligible to contribute money to the employee stock purchase plan on the first January 1 or July 1 after one year of continuous service. Eligible employees can change their contribution election on a quarterly basis. The “Discounted Securities Purchases” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our employees: health, dental, vision; flexible medical and dependent care spending; short term disability and long term disability; life insurance; and holiday and vacation time. Where applicable, plans meet the qualified plan requirements of ERISA and Internal Revenue Code.

Officer-Only Benefits

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we only provide our executives and managers with unique perquisites and compensation plans when it is essential to our goal to attract and retain high quality executives and managers. The only executive-specific perquisites in 2012 were:

(1)	Eligibility for Non-Qualified Deferred Compensation Plan. This plan allowed officers to defer salary or incentive cash awards into the plan. The deferral and distribution elections are designed to meet the requirements of Internal Revenue Code Section 409A so as to defer taxation to the executive until the executive receives distributions from the plan. These deferrals were discontinued in 2010. In addition, this plan holds restricted stock unit awards made to officers and certain other managers of the company. The restricted stock units remain in this plan until shares issued in settlement of the units are delivered to the participant. Dividend equivalents on undelivered performance-based restricted stock unit awards are paid to the participants through our company’s payroll system. Dividend equivalents on Mr. Wiehoff’s time-based restricted stock unit award are credited to this plan and deemed reinvested in additional stock units.

(2)	Effective December, 2008, the company allows personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year. During 2012, Mr. Wiehoff had 7.44 hours of personal use of the corporate aircraft. The value of this benefit was treated as ordinary income and included on Mr. Wiehoff’s 2012 W2.

The “Supplemental All Other Compensation” table contains information about each of the officer-only benefits for each of the executive officers named in this Proxy Statement.

III. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining the compensation and benefits for the chief executive officer, chief financial officer, and other named executive officers of the company;

(3)	Reviewing and approving the company’s compensation policies and practice; and

(4)	Ensuring appropriate design and administration of the company’s incentive compensation, benefit, and stock plans.

The Compensation Committee held four meetings during 2012. The Compensation Committee Report on executive compensation is found on page 34 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive officers reporting to him, including each of the other named executive officers. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chairman and chief executive officer’s compensation, as well as approves the compensation for the other named executive officers. Periodically, as part of the compensation design process, the Compensation Committee consults independent experts. In 2005 and 2007, the Compensation Committee engaged AonHewitt, an independent, nationally recognized and reputable human resources consulting firm, to present various executive compensation surveys to the Compensation Committee in preparation for executive compensation decisions. The consultant is independent under the rules established by the Securities and Exchange Commission. The surveys included the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The report included general industry surveys and proxy data from trucking, transportation, and services companies. Since there is not an evident group of peer companies, these surveys were averaged. The compensation data derived from these surveys has been used to generally inform the Compensation Committee’s decisions on base salary, annual cash incentives, long-term equity incentives and allocations between these three components of total direct compensation. The Compensation Committee has not, however, established specific compensation parameters for each position based on the survey data. The consulting firm provided the survey data and explained the data and reports to the Committee. The data was used to determine the market reference points for our chief executive officer, chief financial officer, and other executive officers, for consideration when determining their total cash and total direct compensation. In 2012, the Compensation Committee conducted a similar survey where it considered how to set 2013 compensation. We believe that conducting the study every two or three years is sufficient given the compensation philosophy which weighs other factors such as performance, responsibilities, position tenure, and experience more heavily than market comparisons when setting compensation plans. Fees for AonHewitt did not exceed $120,000 during the 2012.

Equity Compensation

C.H. Robinson has consistently issued equity compensation awards since its initial public offering in October of 1997. Prior to November 2003, the company awarded stock options. In 2003, we moved to performance based restricted share and unit awards. In 2012, executives and certain managers were awarded performance based restricted shares and performance based stock options.

Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. The Compensation Committee determines the chairman and chief executive officer’s equity award. The Compensation Committee approves the award levels for each of the executive officers and approves the equity to be granted to all other recipients through the Non-Executive Stock Award Committee. The grant date of awards for all employees, including the executive officers, is the date of Compensation Committee approval. For grants of restricted shares and restricted units, the fair value is established based on the closing market price on the date of the grant, discounted for post-vesting holding restrictions. For stock options, the fair value is established based on the Black Scholes valuation formula.

IV. Named Executive Compensation

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, President and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $410,000 in 2012, $410,000 in 2011, and at $400,000 in 2008, 2009, and 2010 (as described above, base salaries are reviewed but not necessarily adjusted annually). In 2012, Mr. Wiehoff earned non-equity incentive compensation of $1,589,318 which was paid in cash on January 31, 2013. The amount was calculated based on his annual incentive compensation award, as described in Section II above. Mr. Wiehoff’s annual incentive compensation payment awarded compensation for achieving adjusted pre-tax income in certain ranges. The growth in 2012 incentive compensation compared to 2011 was primarily the result of an increase of approximately 4.0 percent in our company’s adjusted pre-tax income in 2012 compared to 2011. The table below shows how Mr. Wiehoff’s non-equity incentive compensation would have varied at other levels of 2012 adjusted pre-tax income growth or decline compared to 2011.

Incentive Compensation and Adjusted Pre-Tax Income Variance: John P. Wiehoff

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$1,291,518	$1,326,613	$1,393,416	$1,463,606	$1,533,795	$1,603,985	$1,669,757	$1,734,365	$1,804,554

Mr. Wiehoff was granted 29,170 restricted shares during 2010, 18,600 restricted shares during 2011, and 30,770 restricted shares during 2012 pursuant to the Omnibus Stock Plan. Mr. Wiehoff was also granted 63,380 stock options during 2011 and 109,900 stock options during 2012 pursuant to the Omnibus Stock Plan. The grant value of the 2011 award which began vesting in 2012, was 8 percent greater than the 2010 award value. The increase recognizes performance and aligns total direct compensation closer to peer benchmarks while remaining consistent with performance based reward practices and shareholder interests. Restricted shares granted in 2010, 2011 and 2012 are in the Deferred Compensation Plan and are available to vest over five calendar years, beginning in 2011, 2012, and 2013 respectively. As described in Section II above, the vesting percentage for each year is equal to the average of the year–over-year percentage growth in income from operations and diluted net income per share, plus 5 percent. Any shares that are unvested at the end of the five years are forfeited back to the company. Restricted shares granted in 2010 vested 17 percent in 2011 and 24 percent in 2012 based on this formula. Restricted shares granted in 2011 vested 24 percent in 2012 based on this formula. When setting Mr. Wiehoff’s 2013 cash compensation and equity awards, the Compensation Committee considered various factors including Mr. Wiehoff’s current compensation to market, his demonstrated performance, the performance report submitted by Mr. Wiehoff to the Compensation Committee, and the increase in Mr. Wiehoff’s responsibilities during 2012.

Other Named Executive Officers Performance Evaluation and Compensation

Each of the other named executive officers is paid the same types of compensation elements as the chairman and chief executive officer. The determination of the other named executive officers’ 2012 base salary, incentive compensation award, and equity compensation followed the policies explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	Title, role, and relative experience;

(2)	Tenure in their position;

(3)	Subjective evaluation of individual performance;

(4)	Financial performance of the company as a whole; and

(5)	Financial performance of the offices supervised, where applicable.

Chad M. Lindbloom, Senior Vice President and Chief Financial Officer

Chad M. Lindbloom’s base salary was $270,000 in 2012, $270,000 in 2011 and $260,000 during 2008, 2009, and 2010 (as described above, base salaries are reviewed periodically but not necessarily adjusted annually). Mr. Lindbloom elected to receive semi-monthly payments during 2012. He earned non-equity annual incentive compensation of $467,795 for 2012; $156,000 was paid in semi-monthly payments and the balance was paid in cash on January 31, 2013. Mr. Lindbloom’s annual incentive compensation award compensated him for the company achieving adjusted pre-tax earnings in certain ranges. The growth in 2012 incentive compensation compared to 2011 was primarily the result of an increase of approximately 4.0 percent in our company’s adjusted pre-tax income in 2012 compared to 2011. The table below shows how Mr. Lindbloom’s non-equity incentive compensation would have varied at other levels of 2012 adjusted pre-tax income growth or decline compared to 2011.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Chad M. Lindbloom

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$349,214	$377,290	$405,365	$430,082	$451,139	$472,196	$493,252	$514,309	$535,366

Mr. Lindbloom was granted 8,920 restricted shares in 2010, 5,580 in 2011, and 7,700 in 2012 pursuant to the Omnibus Stock Plan. Mr. Lindbloom was also granted 19,020 stock options during 2011 and 27,480 stock options during 2012 pursuant to the Omnibus Stock Plan.

James P. Lemke, Senior Vice President

James P. Lemke’s base salary was $210,000 in 2012, $210,000 in 2011 and $200,000 in 2009, and 2010. Mr. Lemke elected to receive semi-monthly payments during 2012. He earned non-equity incentive compensation of $497,795 in 2012; $204,000 was paid in semi-monthly payments and the balance was paid in cash on January 31, 2013. In 2011, Mr. Lemke’s non-equity incentive compensation was based on the adjusted earnings of the offices he supervised. For 2012, his non-equity incentive compensation was based on company-wide adjusted pre-tax income identical to the other named executives. This resulted in a year-over-year increase of approximately 3.4 percent in Mr. Lemke’s non-equity incentive compensation. The table below shows how Mr. Lemke’s non-equity incentive compensation would have varied at other levels of 2012 adjusted pre-tax income growth or decline of the company’s pre-tax earnings compared to 2011.

Incentive Compensation and Adjusted Pre-Tax Income Variance: James P. Lemke

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$381,518	$416,613	$439,025	$460,082	$481,139	$502,196	$523,252	$542,873	$556,911

Mr. Lemke was granted 8,110 restricted shares during 2010, 5,350 in 2011, and 6,670 in 2012 pursuant to the Omnibus Stock Plan. Mr. Lemke was also granted 18,220 stock options during 2011 and 23,810 stock options during 2012 pursuant to the Omnibus Stock Plan.

Scott A. Satterlee, Senior Vice President

The base salary for Scott A. Satterlee was $210,000 in 2012, $210,000 in 2011, and $200,000 in 2009 and 2010. He earned non-equity annual incentive compensation for 2012 of $583,727. Mr. Satterlee elected to receive a portion of his incentive compensation award as semi-monthly payments during 2012 and received $252,600 in semi-monthly payments with the balance paid in cash on January 31, 2013. The executives’ 2012 non-equity incentive compensation was awarded for achieving adjusted pre-tax earnings. The 2012 non-equity incentive compensation awards exceeded the 2011 awards due to the approximately 4.0 percent growth of pre-tax earnings for the company. The table below shows how Mr. Satterlee’s non-equity incentive compensation would have varied at other levels of 2012 adjusted pre-tax income growth or decline of the company. Prior to 2012, Mr. Satterlee’s non-equity incentive compensation was based on a subset of offices for which he had management responsibility.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Scott A. Satterlee

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$449,214	$477,290	$505,366	$533,442	$561,518	$589,594	$617,670	$645,746	$673,822

In 2010 and 2011, Mr. Satterlee received 10,540 and 6,980 restricted shares respectively. In 2012, Mr. Satterlee received 8,210 restricted shares. He was granted 23,770 stock options during 2011. In 2012, Mr. Satterlee received 29,210 stock options. All grants were made pursuant to the Omnibus Stock Plan.

Mark A. Walker, Senior Vice President

Mark A. Walker’s base salary was $210,000 in 2011 and 2012, and $200,000 in 2009 and 2010. Mr. Walker also earned non-equity annual incentive compensation for 2012 of $533,727. Mr. Walker elected to receive a portion of his incentive compensation award as semi-monthly payments during 2012 and received $252,600 in semi-monthly payments with the balance paid in cash on January 31, 2013. Mr. Walker’s 2012 non-equity incentive compensation was awarded for achieving company-wide adjusted pre-tax earnings. The 2012 non-equity incentive compensation award exceeded the 2011 awards because of the growth in company adjusted earnings. The growth in 2012 incentive compensation compared to 2011 was primarily the result of an increase of approximately 4.0 percent in the adjusted earnings of the company. The table below shows how Mr. Walker’s non-equity incentive compensation would have varied at other levels of 2012 adjusted pre-tax income growth or decline compared to 2011. Prior to 2012, Mr. Walker’s non-equity incentive compensation was based upon the earnings of a subset of offices which he supervised.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Mark A. Walker, Senior Vice President

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$399,214	$427,290	$455,366	$483,442	$511,518	$539,594	$567,670	$595,746	$623,822

In 2010, 2011, and 2012, Mr. Walker received 8,110, 4,650, and 5,130 restricted shares, respectively, through grants made pursuant to the Omnibus Stock Plan. Mr. Walker was also granted 15,850 stock options during 2011 and 18,320 during 2012, each such stock options grant made pursuant to the Omnibus Stock Plan.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to each “covered employee” to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. For purposes of Section 162(m), the group of covered employees consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. The Compensation Committee retains the discretion to provide compensation to the company’s covered employees that may not qualify as performance-based for purposes of Section 162(m) and therefore may not be tax deductible, and believes that the amount of any expected loss of a tax deduction under Section 162(m) will not have a material impact on the company’s overall tax position. The Committee reviewed the potential consequences for the company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our executive officers in 2011. The adoption by the shareholders at the 2010 Annual Meeting of the 2010 Non-Equity Incentive Plan and the amended and restated Omnibus Stock Plan permits the company to issue compensation that qualifies as “performance-based compensation.”

Summary Compensation Table

				Plan-Based Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
John P. Wiehoff	2012	$410,000	$0	$1,500,038	$1,500,135	$1,589,318	$0	$21,838	$5,021,329
President and Chief	2011	410,000	0	1,000,494	1,000,136	1,532,657	0	22,784	3,966,071
Executive Officer	2010	400,000	0	1,847,628	789,623	1,390,345	0	30,839	4,458,435

Chad M. Lindbloom	2012	270,000	0	375,375	375,102	467,795	0	15,000	1,503,272
Senior Vice President and	2011	270,000	0	300,148	300,136	451,139	0	19,600	1,341,023
Chief Financial Officer	2010	260,000	0	564,993	48,707	404,138	0	27,605	1,305,443

Scott A. Satterlee	2012	210,000	0	400,238	400,082	583,727	0	15,000	1,609,047
Senior Vice President	2011	210,000	0	375,454	375,091	561,530	0	19,600	1,541,675
	2010	200,000	0	667,604	106,250	487,895	0	24,736	1,486,485

Mark A. Walker	2012	210,000	0	250,088	250,068	533,727	0	10,397	1,254,280
Senior Vice President	2011	210,000	0	250,124	250,113	561,530	0	19,600	1,291,367
	2010	200,000	0	513,687	0	487,895	0	26,177	1,227,759

James P. Lemke	2012	210,000	0	325,163	345,227	497,795	0	15,000	1,393,184
Senior Vice President	2011	210,000	0	287,777	287,512	481,241	0	19,600	1,286,129
	2010	200,000	0	513,687	5,225	491,233	0	28,456	1,238,601

(1)	The 2010, 2011 and 2012 restricted stock grants which begin vesting in 2011, 2012 and 2013, respectively, are available to vest over a five year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company. The actual vesting percentage was 13% in 2010, 17% in 2011, and 24% in 2012.
(2)	Includes the expense related to the grant of restoration options granted during the year. Reference Note 6 to the company’s financial statements as filed in its most recent SEC Form 10 K.
(3)	The dollar amount in this column represents the amount the named executive earned during the respective year under their individual non-equity incentive plan. The amount earned is paid out as cash compensation early in the following year.

Supplemental All Other Compensation Table

Name	Year	(1) Perks and Other Personal Benefits	(2) Tax Reimbursements	(3) Registrant Contributions to Defined Contributions	(4) Insurance Premiums	(5) Other	Total
John P. Wiehoff	2012	$0	$0	$15,000	$0	$6,838	$21,838
	2011	0	0	19,600	0	3,184	22,784
	2010	5,000	4,799	19,600	1,440	0	30,839

Chad M. Lindbloom	2012	0	0	15,000	0	0	15,000
	2011	0	0	19,600	0	0	19,600
	2010	3,361	3,204	19,600	1,440	0	27,605

Scott A. Satterlee	2012	0	0	15,000	0	0	15,000
	2011	0	0	19,600	0	0	19,600
	2010	1,983	2,193	19,600	960	0	24,736

Mark A. Walker	2012	0	0	10,397	0	0	10,397
	2011	0	0	19,600	0	0	19,600
	2010	5,000	3,502	15,467	2,208	0	26,177

James P. Lemke	2012	0	0	15,000	0	0	15,000
	2011	0	0	19,600	0	0	19,600
	2010	5,000	2,896	19,600	960	0	28,456

(1)	Represents the fair market value of tax services under the executive tax program.
(2)	Represents tax reimbursements on the executive tax program and the executive life insurance program.
(3)	Represents matching and profit sharing contributions under the company’s qualified 401(k) plan.
(4)	Represents taxable portion of premiums paid for life insurance for the named executive officer under the company’s qualified Group Life Plan.
(5)	Represents the value of Mr. Wiehoff’s personal use of the corporate aircraft.

Dividends Paid on Unvested Restricted Shares of Company Stock

	Year	Performance Based Restricted Shares (1)	Time Based Restricted Shares (2)
Name and Position		Unvested Shares	Unvested Shares
John P. Wiehoff	2012	$179,598	$121,130
	2011	167,270	135,594
	2010	152,681	141,017

Chad M. Lindbloom	2012	50,914	0
	2011	60,120	0
	2010	56,947	0

Mark A. Walker	2012	52,858	0
	2011	58,841	0
	2010	56,712	0

Scott A. Satterlee	2012	56,638	0
	2011	62,526	0
	2010	57,417	0

James P. Lemke	2012	53,397	0
	2011	59,072	0
	2010	54,932	0

(1)	Dividends paid on these shares were paid directly to the named executive officer through the company’s payroll system.
(2)	Dividends paid on these shares were paid into the Deferred Compensation Plan and were used to purchase additional fully vested shares of company stock. All vested shares under this award are paid after Mr. Wiehoff terminates employment with the company.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price Of Option Awards ($/Sh)	(3) Grant Date Fair Value Of Stock And Option Awards
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John P. Wiehoff	12/5/12 12/5/12	— —	1,589,318 —	— —	— —	— —	30,770 109,900	— —	— 61.91	1,500,038 1,500,135

Chad M. Lindbloom	12/5/12 12/5/12	— —	467,795 —	— —	— —	— —	7,700 27,480	— —	— 61.91	375,375 375,102

Mark A. Walker	12/5/12 12/5/12	— —	583,727 —	— —	— —	— —	5,130 18,320	— —	— 61.91	250,088 250,068

Scott A. Satterlee	12/5/12 12/5/12	— —	533,727 —	— —	— —	— —	8,210 29,310	— —	— 61.91	400,238 400,082

James P. Lemke	12/5/12 12/5/12 2/3/12	— — —	497,795 — —	— — —	— — —	— — —	6,670 23,810	— — 3,087	— 61.91 64.42	325,163 325,007 20,220

(1)	Each of the named executive officers received a non-equity incentive plan award during 2012. Under the terms of the award, the amount earned by each executive will be based upon the company’s adjusted pre-tax income for 2013 and will be paid to the executive in early 2014. Because the value of this award cannot be accurately estimated, the value of the award earned in 2012 and paid in early 2013 is included in this column.
(2)	These performance based restricted shares and stock options are available to vest over five calendar years beginning in 2013. The actual vesting percentage for each year is determined by the following: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Because the shares vest based on a formula of growth rates, the awards do not have a specific payout based on a target or a threshold. Once vested, the participant may exercise the options at any time within ten years from the grant date. Vested restricted shares are delivered to the participant based an election they made before the award begins to vest. Any restricted shares or stock options unvested after five years are forfeited back to the company.
(3)	The amounts in this column represent the grant date fair value for the respective awards. The performance based restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the company’s payroll system.

Outstanding Equity Awards At Fiscal Year-End (1)

	Option Awards					Restricted Shares
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares or Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John P. Wiehoff	15,211		48,169	$68.81	12/7/2021	114,341	$7,228,663
	0		109,900	61.91	12/5/2022

Chad M. Lindbloom	4,565		14,455	68.81	12/7/2021	36,902	2,332,963
	0		27,480	61.91	12/5/2022

Scott A. Satterlee	5,705		18,065	68.81	12/7/2021	39,432	2,492,897
	0		29,310	61.91	12/5/2022

Mark A. Walker	3,804		12,046	68.81	12/7/2021	33,148	2,095,591
	0		18,320	61.91	12/5/2022

James P. Lemke	3,087	(2)	0	64.42	2/7/2013	35,220	2,226,583
	4,373		13,847	68.81	12/7/2021
	0		23,810	61.91	12/5/2022

(1)	Except as noted below, amounts in these columns relate to performance-based deferred share awards that are eligible to vest as of the end of each the five full calendar years after the date of grant, based on company performance. The vesting percentage for each year is equal to the average of the year-over-year percentage growth in income from operations and diluted net income per share, plus five percent. The grant dates for these awards are November 6, 2008, November 5, 2009, December 8, 2010, December 7, 2011, and December 5, 2012. The number of shares shown is based on assumed maximum performance of 100% vesting. “Market Value” has been determined based on the last sale price of our Common Stock as reported by The NASDAQ Global Market on December 31, 2012 ($63.22).
(2)	This award is a reload option granted to Mr. Lemke on February 3, 2012. It was fully vested at the time of grant.

Option Exercises and Stock Vested

		Option Awards			Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John P. Wiehoff	5,000	$1,508	65,019	(1)	$3,140,582

Chad M. Lindbloom	0	0	15,156	(2)	958,162

Mark A. Walker	9,330	41,519	14,738	(2)	931,762

Scott A. Satterlee	0	0	15,881	(2)	1,003,984

James P. Lemke	30,000	1,428,795	14,906	(2)	942,383

(1)	This number reflects 42,420 restricted shares vesting due to the financial performance of the company and 22,599 restricted shares vesting under a time based vesting award.
(2)	This number reflects restricted shares vesting based on the financial performance of the company.

Nonqualified Deferred Compensation

Name of Executive	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last Fiscal Year ($) (2)
John P. Wiehoff	0	$1,904,971	600,330	0	$50,881,353

Chad M. Lindbloom	0	476,707	(7,825)	0	9,923,517

Mark A. Walker	0	317,598	(9,658)	0	8,952,837

Scott A. Satterlee	0	508,281	(7,519)	0	10,146,684

James P. Lemke	0	412,940	(7,100)	0	8,765,706

(1)	All values in this column represent the fair market closing price of the company stock on the date of grant of the restricted share award.
(2)	All values in this column represent the fair market closing price of the company stock as of December 31, 2012.

RELATED PARTY TRANSACTIONS

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2012, C.H. Robinson engaged AMMF in the ordinary course of business as a carrier to haul approximately 570 truckloads. The company paid approximately $1,320,000 to AMMF for these services, which represented approximately one percent of AMMF’s revenues for 2012. In addition, during 2012, AMMF used T-Chek, a formerly wholly owned subsidiary specializing in fuel purchase transaction processing, to provide services for its truck drivers. The total fees paid to T-Chek by AMMF were approximately $174,000 during 2012 or approximately 0.4 percent of T-Chek’s total revenue for the year.

In 2012, C.H. Robinson purchased legal services from Dorsey & Whitney LLP (“Dorsey”) in the amount of approximately $560,000. In 2012, Marianne Short and Stephen Lucke were partners at Dorsey; Marianne Short served as the firm’s managing partner. Marianne Short is Mr. Short’s sister and Stephen Lucke is Mr. Short’s brother-in-law. Dorsey has represented that the fees it received from C.H. Robinson in 2012 were not a material portion of its gross revenues.

C.H. Robinson’s transactions with AMMF and Dorsey were reviewed by our Audit Committee consistent with our Related Party Transaction policy. Mr. Short abstained from the Committee’s review of these matters. Management reported to the Committee that the prices paid for the trucking services provided by AMMF were negotiated by fifty-five separate offices and were consistent with similar loads carried by other third party vendors using comparable equipment. Since T-Chek’s services are fee-based, the company’s management confirmed that the fees paid by AMMF to T-Chek were comparable to the fees paid to T-Chek by other similar customers. Management also confirmed that the legal fees paid to Dorsey were consistent with the fees charged to C.H. Robinson by other firms for similar services. The Audit Committee considered C.H. Robinson’s transactions with AMMF and Dorsey in light of the factors listed in its Related Party Transactions policy. Based on its review, the Committee unanimously determined that the company’s transactions conducted with AMMF and Dorsey were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. In approving these transactions, the Committee also unanimously determined that they were in the best interests of C.H. Robinson.

The Board of Directors and the Governance Committee also considered C.H. Robinson’s transactions with AMMF and Dorsey in its assessment of Mr. Short’s independence.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun

Robert Ezrilov

ReBecca Koenig Roloff

James B. Stake

Scott P. Anderson

Jodee A. Kozlak

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 11, 2013, by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares	Number of Restricted Shares Granted (2)
PRIMECAP (3) 225 South Lake Avenue, #400 Pasadena, CA 91101	9,609,274	5.96%

BlackRock Inc. (4) 40 East 52nd Street New York, NY 10022	8,920,704	5.56%

The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	8,388,906	5.20%
John P. Wiehoff (6)	283,625		781,070
Mark A. Walker (7)	166,772		141,614
James P. Lemke (8)	159,528		131,984
Chad M. Lindbloom (9)	72,917		112,418
Scott A. Satterlee (10)	13,146		151,588
Robert Ezrilov	98,679
Wayne M. Fortun	37,701
Brian P. Short	40,381
ReBecca Koenig Roloff	13,763
David W. MacLennan	4,422
James B. Stake	6,076
Scott P. Anderson	2,320
Mary J. Steele Guilfoile
Jodee A. Kozlak
All executive officers and directors as a group (22 people)	1,510,116	0.94%	1,779,961

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 11, 2013, are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The figures in this column represent the restricted shares and units granted to the named executive officers and the other executive officers of the company.
(3)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 9, 2013, filed with the Securities and Exchange Commission. PRIMECAP Management Company has sole voting power over 2,227,176 shares and sole dispositive power over 9,609,274 shares. PRIMECAP Management Company, filing as an investment adviser, reported that no one client accounts for more than five percent of the total outstanding Common Stock.
(4)

Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 4, 2013, filed with the Securities and Exchange Commission. BlackRock Inc., filing as a parent holding company, has sole voting power and sole dispositive power over 8,920,704 shares. BlackRock Inc. reported that various persons have the right to receive or the power to direct to receive the proceeds from the sale of the Common Stock, but that no one person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.
(5)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 7, 2013, filed with the Securities and Exchange Commission. The Vanguard Group, Inc., filing as a parent holding company, has sole voting power over 283,659 shares and sole dispositive power over 8,112,879 shares.
(6)	Includes 58,108 shares owned by Mr. Wiehoff’s spouse and children, and includes 15,211 shares underlying options exercisable within 60 days.
(7)	Includes 3,804 shares issuable upon exercise of outstanding options and 1,000 shares owned by Mr. Walker’s children.
(8)	Includes 4,373 shares underlying options exercisable within 60 days.
(9)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 4,565 shares underlying options exercisable within 60 days.
(10)	Includes 5,986 restricted shares owned by Mr. Satterlee’s spouse and includes 5,705 shares underlying options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than 10 percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors, and greater than 10 percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10 percent beneficial owners were complied with in 2012.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found on the Investor Relations page of the C.H. Robinson website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Robert Ezrilov, ReBecca Koenig Roloff, Brian P. Short, James B. Stake, and Mary J. Steele Guilfoile. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mr. Ezrilov, Mr. Short, Ms. Guilfoile and Mr. Stake each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2012. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants the independent accountant’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Robert Ezrilov

ReBecca Koenig Roloff

Brian P. Short

James B. Stake

Mary J. Steele Guilfoile

The Members of the Audit Committee

of the Board of Directors

PROPOSAL TWO: ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE

OFFICERS (“SAY-ON-PAY”)

C.H. Robinson is providing its shareholders the opportunity to cast a non-binding advisory vote on the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement. This advisory vote is provided as required by section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following goals:

1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

2)	Provide incentive compensation aligned with company earnings at various levels;

3)	Emphasize team and company performance;

4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

We believe that our executive compensation program is aligned with the long-term interests of our shareholders. In considering this proposal we encourage you to review the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 15. It provides detailed information on our executive compensation, including our compensation philosophy and objectives and the 2012 compensation of our named executive officers.

C.H. Robinson annually requests shareholder approval of the compensation of our named executive officers. Our compensation disclosures, including our Compensation Discussion and Analysis, compensation tables and discussion in this Proxy Statement, are done in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the results of the vote when making future compensation decisions for our named executive officers.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

PROPOSAL THREE: APPROVE THE 2013 EQUITY INCENTIVE PLAN

Introduction

We are asking our shareholders to approve our 2013 Equity Incentive Plan (the “2013 Plan”) which was approved by our Board of Directors, subject to shareholder approval, on March 27, 2013. Upon approval of the 2013 Plan by our shareholders, no further awards will be made under our existing 1997 Omnibus Stock Plan, as amended and restated (the “1997 Plan”), and the 2013 Plan will be the only active plan under which equity awards may be made to our employees.

As of January 31, 2012, there were 3,641,803 shares of our common stock remaining available for future grants under the 1997 Plan. Because of the importance of providing competitive levels of equity-based compensation to our employees, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 1997 Plan will likely be insufficient to continue making awards beyond 2013.

As a result, our Board of Directors has approved and is recommending to our shareholders for their approval the 2013 Plan, which authorizes the issuance of 3,400,000 shares of our common stock, plus the number of shares remaining available for future grants under the 1997 Plan on the date our shareholders approve the 2013 Plan. In addition, the number of shares subject to awards (either granted under the 2013 Plan or that are outstanding under the 1997 Plan on the date the shareholders approve the 2013 Plan) that expire, are forfeited, or are settled in cash will become available for future awards under the 2013 Plan.

Shareholder Approval and Board of Directors Recommendation

Shareholder approval of the 2013 Plan is necessary in order to (i) satisfy the shareholder approval requirements of the NASDAQ Stock Market, (ii) satisfy the requirement that shareholders approve the material terms of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”), including the business criteria on which performance goals are based and the maximum awards that may be made to any individual, and (iii) permit the grant of incentive stock options subject to Code Section 422.

Our Board of Directors recommends that our shareholders vote FOR approval of the 2013 Plan because it believes that the 2013 Plan is critical to providing the additional shares and the types and sizes of awards that will be crucial factors in enabling us to continue to provide a competitive mix of compensation to our key employees.

Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the 2013 Plan. If the 2013 Plan is not approved by the shareholders, the 1997 Plan will remain in effect, and we would remain subject to the existing pool of shares available for issuance under that Plan.

Determination of 2013 Plan Share Reserve

In determining the amount of the share reserve for the 2013 Plan, our Compensation Committee considered a number of factors, including the following:

•

Importance of long-term equity incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term stockholder value creation, aligning executives’ interests with the interests of stockholders and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity incentives is considered to be of utmost importance to our success.

•

Increased numbers of eligible participants. When our shareholders most recently approved an increase in the share reserve for the 1997 Plan in 2006, approximately 950 employees and non-employee directors out of a pool of about 6,000 eligible recipients had received long-term equity incentive awards during 2005. Reflecting the Company’s growth, we currently have approximately 2,620 employees and non-employee directors out a pool of about 11,000 eligible recipients who received long-term equity incentive awards in 2012.

•

Historical equity award burn rate. Our three-year average annual equity grant rate, or “burn rate,” for the 2010-2012 period, calculated on the basis utilized by the Proxy Advisory Services division of Institutional Shareholder Services, Inc. (“ISS”), was one percent, which was lower than ISS’s maximum burn rate guidance of 3.21 percent for our industry classification.

•

Current and projected overhang percentage. As of January 31, 2012, the 6,635,519 shares of our common stock subject to outstanding stock options and stock unit awards or available for future awards under the 1997 Plan represented approximately 4 percent of our common shares outstanding. The 3,400,000 shares proposed for the 2013 Plan’s share reserve would increase the overhang percentage to approximately 6 percent.

•

Expected share usage and burn rate. We expect to continue making equity awards consistent with our practices over the past three years, and to maintain an average annual burn rate over the next three years of approximately one percent. On that basis, the Compensation Committee anticipates that the shares available for future awards, totaling approximately 7,040,000 if the 2013 Plan is approved, would be sufficient for equity awards through 2015.

Expectations regarding future share usage under the 2013 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2013 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2013 Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

•

No Repricing, Replacement or Repurchase of Underwater Options or Stock Appreciation Rights. The 2013 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•

No In-the-Money Option or SAR Grants. The 2013 Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•

Minimum Vesting Period for Full Value Awards. For awards other than options and SARs (referred to as “full value awards”), a minimum vesting period of three years is prescribed for awards subject only to service-based vesting conditions and one year for awards subject to performance-based vesting conditions, subject only to limited exceptions.

•

No Liberal Share Counting. Shares delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to an option or SAR award that are not issued in connection with the stock settlement of that award upon its exercise may not be used again for new grants.

•	No liberal definition of “change in control.” No change in control would be triggered by stockholder approval of a business combination transaction.

Description of the 2013 Equity Incentive Plan

The major features of the 2013 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2013 Plan, which is attached to this proxy statement as Appendix A.

Purpose of the 2013 Plan. The 2013 Plan is intended to advance the interests of our Company and its shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, and to provide them with incentive awards intended to align their interests with those of our shareholders and thereby promoting our long-term business success.

Eligible Participants. All employees, consultants, advisors and independent contractors of the Company or any subsidiary, as well as all non-employee directors of the Company, are eligible to receive awards under the 2013 Plan. As of March 27, 2013, there were approximately 11,000 employees of the Company and its subsidiaries, ten non-employee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2013 Plan. Although not necessarily indicative of future grants under the 2013 Plan, as of the same date, approximately 2,620 of the 11,000 eligible employees and all of the non-employee directors have been granted awards under the 1997 Plan, but no consultants or advisors have been granted awards under the 1997 Plan.

Administration. The 2013 Plan will be administered by the Compensation Committee. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power and authority under the 2013 Plan to any of its members, to our executive officers or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also establish and modify rules to administer the 2013 Plan, interpret the 2013 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, modify the terms of outstanding awards to the extent permitted under the 2013 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2013 Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price or canceling an underwater option or SAR award in exchange for cash, other property or a full value award.

Subject to certain limits in the 2013 Plan, the Compensation Committee may also establish subplans or modify the terms of awards under the 2013 Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements.

Available Shares and Limitations on Awards. A maximum of 3,400,000 shares of our common stock are available for issuance under the 2013 Plan, plus the number of shares remaining available for future grants under the 1997 Plan on the date our shareholders approve the 2013 Plan. No more than 80 percent of the total shares available for issuance under the 2013 Plan, including the shares carried over from the 1997 Plan, may be the subject of full value awards. All of the shares available for issuance under the 2013 Plan may be the subject of incentive stock option awards. If our shareholders approve the 2013 Plan, no further awards may be made under the 1997 Plan. Under the terms of the 2013 Plan, the number of shares of common stock subject to options or SARs that may be granted to any one participant during a calendar year may not exceed 500,000. There are certain additional limitations on individual awards intended to qualify as performance-based compensation under Code Section 162(m) as discussed below. All of these share limitations are subject to adjustment for changes in our corporate structure or shares, as described below. The shares of common stock covered by the 2013 Plan are authorized but unissued or treasury shares.

Any shares of common stock subject to an award under the 2013 Plan, or to an award under the 1997 Plan that is outstanding on the date our shareholders approve the 2013 Plan, that expires, is forfeited or terminated, or is settled or paid in cash will, to the extent of such expiration, forfeiture, termination or settlement, automatically become available for future awards under the 2013 Plan. However, any shares tendered or withheld to pay the exercise price of an option award, any shares tendered or withheld to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to an option or SAR award that are not issued in connection with the stock settlement of that award on its exercise may not be used again for future awards.

Awards granted or shares of our common stock issued under the 2013 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2013 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2013 Plan and will not reduce the share reserve under the 2013 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Types of Awards. The 2013 Plan permits us to award stock option awards, SAR awards, restricted stock awards, stock unit awards and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our Company or any subsidiary may be awarded “incentive stock options” within the meaning of Code Section 422, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2013 Plan as of any date means the closing sale price of a share of our common stock on the NASDAQ Stock Market on that date. As of March 11, 2013, the closing sale price of a share of our common stock on the NASDAQ Stock Market was $57.00.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2013 Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Unless otherwise specified by the Compensation Committee, dividends and distributions, other than regular cash dividends, that are paid on restricted shares will be subject to the same restrictions as the underlying shares. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of one or more shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2013 Plan, as may be determined by the Compensation Committee. The Compensation Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards.

Other Stock-Based Awards. The Compensation Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2013 Plan. The Committee has complete discretion in determining the terms and conditions of such awards.

Minimum Vesting Periods. For full value awards, a minimum vesting period of three years is prescribed for awards that are subject only to service-based vesting conditions, and an award subject to performance-based vesting conditions must have a performance period of at least one year. These required vesting periods will not apply: (i) to awards granted in payment of other earned compensation, (ii) upon a change in control, (iii) upon termination of service due to death or disability, (iv) to a substitute award that does not reduce the vesting period of the award being replaced, or (v) to awards involving an aggregate number of shares not in excess of 5 percent of the 2013 Plan’s share reserve.

Transferability of Awards. In general, no right or interest in any award under the 2013 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2013 Plan provides that unvested portions of his or her outstanding awards will be forfeited and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either 90 days or one year after termination, depending on the reason for the termination, unless the termination is for cause. In that case, the vested but unexercised portions of option and SAR awards will also be terminated. The Compensation Committee may provide for different termination consequences in an individual award agreement.

Performance-Based Compensation Under Section 162(m). The Compensation Committee may grant full value awards under the 2013 Plan to employees who are or may be “covered employees,” as defined in Code Section 162(m), that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, “covered employees” of a company for any year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at the end of that year. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Compensation Committee for the performance period are satisfied. Option and SAR awards granted under the 2013 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The maximum number of our shares that may be the subject of full value awards that are intended to qualify as performance-based compensation for purposes of Section 162(m), that are denominated in shares or share equivalents and that are granted to any participant during any calendar year may not exceed 500,000 shares. The maximum amount payable with respect to any full value awards that are denominated other than in shares or share equivalents and that are granted to any participant during any calendar year shall not exceed $10,000,000.

The pre-established performance goals set by the Compensation Committee must be based on one or more of the following performance measures specified in the 2013 Plan: (i) sales values, (ii) volume, (iii) revenue, (iv) income from operations, (v) net sales, (vi) net earnings, (vii) earnings before one or more of interest expense, interest income, taxes, depreciation, amortization or incentive compensation expense, (viii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on costs, return on invested or average capital employed and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or net sales, (ix) cash flow, (x) market share, (xi) margins (including, but not limited to, one or more of gross, operating and net earnings margins), (xii) stock price, (xiii) economic value, (xiv) cumulative total return to shareholders, (xv) asset quality, (xvi) non-performing assets, (xvii) operating assets, (xviii) improvement in or attainment of expense levels or cost savings, and (xix) improvement in or attainment of working capital levels.

The Compensation Committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon company-wide, subsidiary, business unit or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. The Compensation Committee will define in an objective fashion the manner of calculating the performance goals based on the performance measures it elects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Approval of the 2013 Plan at the 2013 Annual Meeting will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2013 Plan, the performance measures to which awards intended to be “performance-based compensation” under Section 162(m) may be subject, the maximum amount payable under the Plan to any employee in connection with an award intended to be “performance-based compensation” under Section 162(m), and the qualification of option and SAR awards granted under the 2013 Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control. If a change in control of our Company occurs, awards outstanding under the 2013 Plan will vest and become exercisable or deliverable in full unless our Compensation Committee provides otherwise in an award agreement.

For these purposes, a “change in control” generally refers to a merger or consolidation involving us, a sale of all or substantially all of our assets, the acquisition by a person or group of more than 50 percent of the voting power of our stock, or certain changes in the composition of our Board of Directors. “Cause” for termination generally involves misappropriation of our cash or property or failure to comply with applicable confidentiality, noncompetition and data security obligations. “Good reason” for termination generally involves a material diminution in a participant’s authority, duties or responsibilities, a material reduction in a participant’s base salary or other elements of compensation, or a change of more than 50 miles in the principal location at which a participant provides services.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2013 Plan, (ii) outstanding awards as to the class, number of shares and exercise price per share, and (iii) award limitations prescribed by the 2013 Plan. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the Compensation Committee may make similar equitable adjustments in its discretion.

Deferral of Payouts. The Compensation Committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award under the 2013 Plan, and will prescribe the terms, conditions and procedures for such deferrals, which may include effecting a deferral in accordance with our Nonqualified Deferred Compensation Plan. Shares to effect the settlement of any such deferral will be drawn from and charged against the 2013 Plan’s share reserve.

Effective Date and Term of the 2013 Plan. The 2013 Plan will become effective on the date it is approved by our shareholders, so long as that approval occurs within 12 months after our Board of Directors approved the 2013 Plan. Unless terminated earlier, the 2013 Plan will terminate on the tenth anniversary of its approval by our shareholders. Awards outstanding under the 2013 Plan at the time it is terminated will continue in accordance with their terms. Our Board of Directors may suspend or terminate the 2013 Plan at any time.

Amendment of the Plan. Our Board of Directors may amend the 2013 Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of the NASDAQ Stock Market. No amendment of the 2013 Plan may adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a description of the principal United States federal income tax consequences to participants subject to U.S. taxation and to us with respect to awards granted under the 2013 Plan, based on current statutes, regulations and interpretations, all of which are subject to change, possibly with retroactive effect. This description is not intended to be complete and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the 2013 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2013 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2013 Plan is intended to meet the requirements of Section 162(m), but full value awards granted under the 2013 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2013 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Awards

Because the 2013 Plan will not become effective until it is approved by our shareholders, the Compensation Committee has not yet approved any awards under the 2013 Plan. In addition, because all awards under the 2013 Plan are discretionary with the Compensation Committee, neither the number nor types of future 2013 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the 1997 Plan during 2012 to our named executive officers is provided under the caption “Grants of Plan-Based Awards” on page 30 of this proxy statement.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,635,519	(1)	$61.72	8,020,186	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	6,635,519		$61.72	8,020,186

(1)	Includes the following shares of common stock issuable under our 1997 Omnibus Stock Plan:

•	2,295,097 shares subject to outstanding and unexercised stock option awards, with a weighted average exercise price of $61.72;

•

1,424,724 shares issuable in settlement of vested performance-based and service-based deferred share awards, the deferred receipt of which by the participants is required by the applicable award documentation. The expense for all of these vested shares and units have been reflected in the company’s financial statements as they vested. In addition, the vested shares and units are included in the diluted shares outstanding number in the company’s financial statements;

•

278,190 shares issuable in settlement of vested stock unit awards, the deferred receipt of which was elected by the individual participants. The expense for all of these vested shares and units have been reflected in the company’s financial statements as they vested. In addition, the vested shares and units are included in the diluted shares outstanding number in the company’s financial statements;

•	2,569,711 shares subject to performance-based deferred share awards not yet earned or vested (actual performance may result in a lesser number of shares actually being issued); and

•

67,797 shares subject to unvested stock unit and deferred share awards subject to service-based vesting. The expense for all of these vested shares and units have been reflected in the company’s financial statements as they vested. In addition, the vested shares and units are included in the diluted shares outstanding number in the company’s financial statements.

The weighted average exercise price disclosed in column (b) reflects only the outstanding stock option awards, as the other forms of awards disclosed in this note entail the issuance of shares for the payment of no consideration.

(2)	Includes 4,378,383 shares remaining available for issuance under our employee stock purchase plan, and 3,641,803 shares remaining available for future awards of any type under our 1997 Omnibus Stock Plan.

BOARD VOTING RECOMMENDATION:

The Board of Directors recommends a vote FOR the approval of the company’s 2013 Equity Incentive Plan.

PROPOSAL FOUR: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31, 2013. Representatives of Deloitte & Touche LLP will be present at our Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer shareholder questions. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the total fees for audit services provided by the independent auditor for the audit of our annual consolidated financial statements for the year ended December 31, 2012, and December 31, 2011. The table also includes fees billed for other services provided by the independent auditor during the same periods.

Fees	2012	2011
Audit Fees (a)	$1,584,625	$1,194,005
Audit-Related Fees (b)	750,307	50,452
Tax Fees (c)	434,559	150,477

Total	$2,769,491	$1,394,934

(a)	Fees for audit services billed or expected to be billed relating to 2012 and 2011 consisted of:

•	Audit of the company’s annual financial statements and internal controls over financial reporting

•	Reviews of the company’s quarterly financial statements

•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters

(b)	Fees for audit-related services billed or expected to be billed consisted of:

•	Employee benefit plan audit and due diligence procedures related to closed and prospective acquisitions

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $284,559 and $136,411 in 2012 and 2011, respectively. Tax compliance services are services provided based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•

Fees for tax planning and advice services totaled $150,000 and $14,066 in 2012 and 2011, respectively. Tax planning and advice are services provided for proposed transactions or other general tax planning matters.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2012 and 2011 were pre-approved following the policies and procedures of the Audit Committee.

Pre-Approval Policy

This company policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that before work begins, a description of the services (the “Service List”) expected to be performed by the independent auditor, in each of the Disclosure Categories, be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot begin until approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that enables retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The total amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	The services were not recognized at the time of the engagement to be non-audit services;

4.	The services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders.

PROPOSALS FOR THE 2014 ANNUAL MEETING

Consistent with our Bylaws and federal securities laws, any shareholder proposal to be presented at the 2014 Annual Meeting of Shareholders must be received at C.H. Robinson’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2013 Annual Meeting is held on schedule, we must receive notice pertaining to the 2014 Annual Meeting no later than February 8, 2014. Proposals should be sent to the attention of the Secretary, and must include certain information about the shareholder, and the business they want to be conducted. These requirements are provided in greater detail in our company Bylaws. C.H. Robinson will exercise its discretionary authority with respect to any matter not properly presented by February 12, 2014.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at C.H. Robinson Worldwide, Inc., Attention: Vice President, General Counsel, and Secretary, by telephone at (952) 937-7829 or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

GENERAL

Our Annual Report and Form 10-K for the fiscal year ended December 31, 2012, are available on the internet at www.proxyvote.com. The Annual Report is not part of the soliciting materials.

Please vote using the internet or by telephone or, if you elect to receive paper copies of the proxy materials, by mail. Please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 9, 2013, Annual Meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of C.H. Robinson Worldwide, Inc. Common Stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, mobile telephones, or pagers will be allowed to be used in the meeting room.

The information in this Proxy Statement under the captions “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” is not incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report,” and “Audit Committee Report” are not “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

March 28, 2013

Exhibit A

C.H. ROBINSON WORLDWIDE, INC.

2013 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

2. Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b) “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means the grant of a compensatory award under the Plan in the form of an Option, Stock Appreciation Right, Restricted Stock, Stock Unit, or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, a Participant’s (i) embezzlement or misappropriation of Company funds or property, (ii) failure to comply, as determined by the Company, with any applicable confidentiality, noncompetition or data security agreement or obligation, or (iii) failure to comply, as determined by the Company, with any applicable Management-Employee Agreement, Sales Employee Agreement or other agreement containing post-employment restrictions.

(f) “Change in Control” means any one of the following:

(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A) any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C) any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

Exhibit A

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3) The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, (i) all or substantially all of the Persons who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities, or (ii) at least 60% of the directors of the surviving or acquiring entity (or its Parent) are Continuing Directors.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NASDAQ Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m). The Committee shall be the Compensation Committee of the Board unless otherwise specified by the Board.

(i) “Company” means C.H. Robinson Worldwide, Inc., a Delaware corporation, or any successor thereto.

(j) “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, or (B) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding for purposes of this clause (B) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(k) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, statutory share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l) “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning Code Section 22(e)(3).

(m) “Employee” means an employee of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Subsidiary; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

Exhibit A

(p) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q) “Full Value Award” means an Award other than an Option or Stock Appreciation Right.

(r) “Good Reason” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, any of the following acts by the Company or the Affiliate to which the Participant provides Service and which occur without the Participant’s consent: (i) a material diminution in the Participant’s authority, duties or responsibilities; (ii) requiring the Participant to be based or to regularly perform Services at any location that is in excess of 50 miles from the principal location at which the Participant previously provided Services; or (iii) a material reduction in the Participant’s base salary or other material adverse change in the elements of compensation provided to Participant (other than a reduction or change applied generally to all salaried employees of the Company). Notwithstanding the foregoing, Good Reason shall not exist unless the Participant shall have first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i) through (iii) of this paragraph within 90 days of the condition’s initial occurrence, and such condition is not fully remedied by the Company within 30 days after the Company’s receipt of written notice from you.

(s) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t) “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

(u) “Non-Employee Director” means a member of the Board who is not an Employee.

(v) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(w) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y) “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(z) “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(aa) “Plan” means this C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan, as amended and in effect from time to time.

Exhibit A

(bb) “Prior Plan” means the C.H. Robinson Worldwide, Inc. 1997 Omnibus Stock Plan, as amended and restated as of the effective date of this Plan.

(cc) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff) “Share” means a share of Stock.

(gg) “Stock” means the common stock, $0.10 par value, of the Company.

(hh) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of one or more Shares, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ll) “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

Exhibit A

(3) establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, correcting any defect or omission or reconciling any inconsistency in the Plan and any Award or Agreement, and making all other determinations necessary or desirable for the administration of the Plan; and

(4) taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the penultimate sentence of Section 3(d), shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 3,400,000, plus any Shares of Common Stock remaining available for future grants under the Prior Plan on the effective date

Exhibit A

of this Plan. No more than 80 percent of the total Shares available for issuance under the Plan as provided in the previous sentence, including the unused Shares carried over from the Prior Plan, may be the subject of Full Value Awards. After the effective date of the Plan, no additional awards may be granted under the Prior Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against the Plan’s share reserve in connection with any Award, the following rules shall apply:

(1) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(2) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3) Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is forfeited, terminated or expires or is settled for cash shall, to the extent of such forfeiture, termination, expiration or cash settlement, become available for future Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased. The following Shares shall not, however, become available for future Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any awards under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock option or stock appreciation rights award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, either pay cash in lieu of any fractional Share in settlement of an Award or eliminate any fractional Share.

Exhibit A

(e) Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 500,000 Shares, subject to adjustment as provided in Section 12(a).

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions as it may determine, subject to the following limitations:

(1) A Full Value Award that vests solely as the result of the passage of time and continued Service by the Participant shall be subject to a vesting period of not less than three years from the applicable Grant Date (but permitting pro rata vesting over such vesting period); and

(2) A Full Value Award whose vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.

The minimum vesting periods specified in clauses (1) and (2) above will not, however, apply: (i) to Awards made in payment of or exchange for other earned compensation (including performance-based Awards); (ii) upon a Change in Control; (iii) to termination of Service due to death or Disability; (iv) to a Substitute Award that does not reduce the vesting period of the award being replaced; and (v) to Awards involving an aggregate number of Shares not in excess of 5% of the number of Shares available for Awards under Section 4(a).

(c) Transferability. Except as provided in this Section 6(c), and except for an Award that involves only the immediate issuance of unrestricted Shares, (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect and unenforceable against the Company or any Affiliate. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a form approved by the Committee and shall be effective upon its receipt by the Company.

Exhibit A

(e) Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1) Upon termination of Service for Cause, or conduct during a post-termination exercise period that would constitute Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2) Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3) Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Options and SARs may be exercised for a period of one year after the date of such termination.

(4) Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of one year after the date of such termination.

(f) Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change in Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR. Any dividends or distributions, other than regular cash dividends, that are paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

Exhibit A

(i) Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and subject further to compliance with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or other document as the Committee may determine, including the Robinson Companies Nonqualified Deferred Compensation Plan, as amended (the “NQDC Plan”), or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the permissible time(s) and form(s) of payment of deferred amounts; (ii) the terms of any deferral elections by a Participant or of any deferral required by the Company; and (iii) the crediting of interest or dividend equivalents on deferred amounts. To the extent that any such deferral is effected in accordance with the NQDC Plan, the stock units credited to the NQDC Plan account of a Participant shall be deemed Stock Units for purposes of this Plan, and if settled in Shares, such Shares shall be drawn from and charged against the Plan’s share reserve.

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Qualified Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of section 4(a), subject to adjustment as provided in Section 12(a)

(2) No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

Exhibit A

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4) If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5) The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8. Stock Appreciation Rights.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercise of SAR. Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR shall be exercisable at any time after its scheduled expiration. When a SAR Right is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent. Any such book-entry shall be subject to transfer restrictions and accompanied by corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions will be removed from the book-entry evidencing such Shares. Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c). Except as otherwise provided in the Plan or an applicable Agreement (which may include a waiver by the Participant of the right to vote or receive any dividend or distribution with respect to Shares of Restricted Stock), a Participant with a Restricted Stock Award shall have all the rights of a stockholder with respect to the Shares of Restricted Stock subject thereto.

Exhibit A

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Payment of Award. Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Changes in Capitalization, Corporate Transactions, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718—Stock Compensation, or any successor provision) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Change in Control Consequences. Unless otherwise provided by the Committee (in an applicable Agreement), upon a Change in Control any outstanding Option and SAR Awards shall become fully vested and exercisable and any outstanding Full Value Awards shall fully vest and deliver.

(c) Dissolution or Liquidation. Unless otherwise provided by the Committee (in an applicable Agreement or otherwise at the time of the event), if the stockholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action. The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

Exhibit A

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate) through a reduction in the number of Shares delivered or through a delivery (either actually or by attestation) to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Company’s stockholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s stockholders fail to approve the Plan within 12 months of its approval by the Board, the Plan shall be of no further force or effect.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Any Award made before the Termination Date may extend beyond the Termination Date and will continue to be subject to the terms of the Plan and the applicable Agreement, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the Termination Date.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).

(e) No Option or Stock Appreciation Right Repricing. Except as provided in Section 12(a), no Option or SAR Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or SAR Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the exercise price of the Option or SAR Award is greater than the current Fair market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or SAR Award, unless such action is approved by the Company’s stockholders.

Exhibit A

16. Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17. Performance-Based Compensation.

(a) Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or may likely be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b) Compliance with Code Section 162(m). If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(d). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c) Limitations. Subject to adjustment as provided in Section 12(a), the maximum number of Shares that may be the subject of Full Value Awards of Performance-Based Compensation that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 500,000 Shares. The maximum amount payable with respect to any Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $10,000,000.

(d) Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: sales values; volume; revenue; income from operations; net sales; net earnings; earnings before one or more of interest expense, interest income, taxes, depreciation, amortization or incentive compensation expense; profitability as measured by return ratios (including, but

Exhibit A

not limited to, return on assets, return on equity, return on costs, return on invested or average capital employed and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or net sales; cash flow; market share; margins (including, but not limited to, one or more of gross, operating and net earnings margins); stock price; economic value; cumulative total return to shareholders; asset quality; non-performing assets; operating assets; improvement in or attainment of expense levels or cost savings; and improvement in or attainment of working capital levels. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.

18. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Stock certificates evidencing Shares issued under the Plan that are subject to such securities law restrictions shall bear an appropriate restrictive legend.

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

Exhibit A

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A. By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

Exhibit A

(2) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

[END OF EXHIBIT A]

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Scott P Anderson 1b. Mary J Steele Guilfoile 1c. Jodee A Kozlak 1d. Rebecca Koenig Roloff	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
	For	Against	Abstain
2 To approve, by non-binding vote, named executive officer compensation.	☐	☐	☐
3 To approve the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan.	☐	☐	☐
4 Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

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C.H. ROBINSON WORLDWIDE, INC.

Annual Meeting of Shareholders

Thursday, May 9, 2013

1:00 p.m., Central Daylight Saving Time

This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson’s Annual Meeting of Shareholders will be held at their office located at 14800 Charlson Road, Eden Prairie, Minnesota, on May 9, 2013 at 1:00 PM local time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, FOR the item in Proposal 2, FOR the item in Proposal 3, and FOR the item in Proposal 4. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 09, 2013

C.H. ROBINSON WORLDWIDE, INC. C.H. ROBINSON WORLDWIDE, INC. ATTN: BEN G. CAMPBELL 14701 CHARLSON RD. EDEN PRAIRIE, MN 55347

Meeting Information

Meeting Type:  Annual Meeting

For holders as of:   March 11, 2013

Date:  May 09, 2013              Time:  1:00 PM CDT

Location:    C.H. Robinson Worldwide, Inc.

          14800 Charlson Rd.

          Eden Prairie, MN 55347

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement        2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow     (located on the following page) and visit: www.proxyvote.com.

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Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2013 to facilitate timely delivery.

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Voting items

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
Nominees
1a.	Scott P Anderson
1b.	Mary J Steele Guilfoile
1c.	Jodee A Kozlak
1d.	Rebecca Koenig Roloff
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

2	To approve, by non-binding vote, named executive officer compensation.

3	To approve the C.H. Robinson Worldwide, Inc. 2013 Equity Incentive Plan.

4	Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.
NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.